                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549



                                    FORM 8-K



                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934



              DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                    FEBRUARY 18, 1998 (NOVEMBER 25, 1997)



                            SUIZA FOODS CORPORATION
                            -----------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                      1-12755                  75-2559681
           --------                      -------                  ----------

       (STATE OR OTHER           (COMMISSION FILE NUMBER)       (IRS EMPLOYER
JURISDICTION OF INCORPORATION)                               IDENTIFICATION NO.)




                      3811 TURTLE CREEK BLVD., SUITE 1300
                              DALLAS, TEXAS  75219
                              --------------------
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)  (ZIP CODE)



              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (214) 528-0939

ITEM 5.  OTHER EVENTS.

         During the fourth quarter of 1997 Suiza Foods Corporation (the "Registrant") completed the acquisitions of Country Fresh, Inc., which was completed on November 25, 1997, and The Morningstar Group Inc., which was completed on November 26, 1997, which have been accounted for as poolings of interests. The Registrant timely reported the consummation of these acquisitions in Current Report on Form 8-K dated December 10, 1997. In accordance with General Instruction B.3 of Form 8-K, however, no financial statements were required to be filed in the Form 8-K dated December 10 because substantially the same information required by Form 8-K was previously reported by the Registrant in Registration Statements on Form S-4 relating to these acquisitions. The supplemental consolidated financial statements included in this Current Report on Form 8-K supplementally disclose the effect of these poolings of interest on the historical financial statements of the Registrant as of September 30, 1997, December 31, 1996 and 1995, for each of the three years in the period ended December 31, 1996 and for the nine month ended September 30, 1997 and 1996. Generally accepted accounting principles proscribes giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of combination. These supplemental financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the Registrant after consolidated financial statements covering the date of consummation of the business combinations are issued.

         The following financial statements are filed herein:

         SUIZA FOODS CORPORATION
         Independent Auditors' Report............................................... F-1
         Supplemental Consolidated Balance Sheets................................... F-3
         Supplemental Consolidated Statements of Income............................. F-4
         Supplemental Consolidated Statements of Stockholders' Equity............... F-5
         Supplemental Consolidated Statements of Cash Flows......................... F-6
         Notes to Supplemental Consolidated Financial Statements.................... F-7

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)     Exhibits.


Exhibit
Number                 Description
------                 -----------
23.1         Consent of Deloitte & Touche LLP

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Suiza Foods Corporation
Dallas, Texas

We have audited the accompanying supplemental consolidated balance sheets of Suiza Foods Corporation and subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related supplemental consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. The supplemental consolidated financial statements give retroactive effect to the Company's mergers with Country Fresh, Inc. and The Morningstar Group Inc. on November 25, 1997, and November 26, 1997, respectively, which have been accounted for as poolings of interests as described in the Notes 1 and 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribes giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company and subsidiaries after consolidated financial statements covering the date of consummation of the business combinations are issued. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the consolidated financial statements of The Morningstar Group Inc. for the years ended December 31, 1996, 1995 and 1994, which consolidated statements reflect total assets of $356.0 million, $162.7 million and $165.3 million as of December 31, 1996, 1995 and 1994, respectively, and total revenues of $394.3 million, $304.7 million and $292.3 million for the respective years then ended. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for The Morningstar Group Inc. for such periods, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such supplemental consolidated financial statements present fairly, in all material respects, the consolidated financial position of Suiza Foods Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles applicable after consolidated financial statements are issued for a period which includes the date of consummation of the business combinations.

DELOITTE & TOUCHE LLP

Dallas, Texas
February 18, 1997
(November 26, 1997 as to Note 2)

SUIZA FOODS CORPORATION

SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS)

----------------------------------------------------------------------------------------------
                                                                             DECEMBER 31,
                                                      SEPTEMBER 30,   ------------------------
                                                          1997          1996            1995
                                                      -------------   -------        ---------
ASSETS                                                (UNAUDITED)

CURRENT ASSETS:
   Cash and cash equivalents                          $   22,902      $   24,261    $   20,639
   Receivables, net of allowance for doubtful
      accounts of $10,067 (unaudited), $8,554
      and $4,170, respectively                           163,986         132,721        82,951
   Inventories                                            76,358          58,926        35,034
   Prepaid expenses and other current assets              12,547           9,756         5,025
   Deferred income taxes                                  12,962          12,179         5,659
                                                      ----------      ----------    ----------

           Total current assets                          288,755         237,843       149,308

PROPERTY, PLANT AND EQUIPMENT                            406,567         250,724       181,543

DEFERRED INCOME TAXES                                     10,862          11,494         2,543

INTANGIBLE AND OTHER ASSETS                              670,853         339,284       156,602
                                                      ----------      ----------    ----------

TOTAL                                                 $1,377,037      $  839,345    $  489,996
                                                      ==========      ==========    ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable and accrued expenses              $  202,096      $  145,141    $   97,150
   Income taxes payable                                    8,856           8,115         3,906
   Current portion of long-term debt                      33,989          23,712        26,388
                                                      ----------      ----------    ----------

           Total current liabilities                     244,941         176,968       127,444

LONG-TERM DEBT                                           732,503         432,613       239,897

OTHER LONG-TERM LIABILITIES                                6,508           6,938         7,309

DEFERRED INCOME TAXES                                     13,414           8,972         3,437

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Preferred stock                                         3,741           3,741         3,800
   Common stock                                              303             250           210
   Additional paid-in capital                            276,068         164,390       104,791
   Retained earnings                                      99,559          45,473         3,108
                                                      ----------      ----------    ----------

           Total stockholders' equity                    379,671         213,854       111,909
                                                      ----------      ----------    ----------

TOTAL                                                 $1,377,037      $  839,345    $  489,996
                                                      ==========      ==========    ==========


See notes to supplemental consolidated financial statements.

SUIZA FOODS CORPORATION

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

-------------------------------------------------------------------------------------------------------------------------------

                                                       NINE MONTHS ENDED
                                                         SEPTEMBER 30,                      YEARS ENDED DECEMBER 31,
                                                  --------------------------      ---------------------------------------------
                                                      1997           1996             1996            1995               1994
                                                          (UNAUDITED)

NET SALES                                         $ 1,299,094    $   887,103      $ 1,260,349       $ 1,065,433     $   938,866

COST OF SALES                                         986,672        693,741          989,053           831,485         726,393
                                                  -----------    -----------      -----------       -----------     -----------

GROSS PROFIT                                          312,422        193,362          271,296           233,948         212,473

OPERATING COSTS AND EXPENSES:
   Selling and distribution                           154,487        100,566          140,520           124,275         115,457
   General and administrative                          49,629         35,303           50,461            45,659          41,468
   Amortization of intangibles                         11,075          5,430            8,192             6,104           6,078
   Merger and other costs                                                571              571            10,238           1,660
                                                  -----------    -----------      -----------       -----------     -----------

      Total operating costs and expenses              215,191        141,870          199,744           186,276         164,663
                                                  -----------    -----------      -----------       -----------     -----------

INCOME FROM OPERATIONS                                 97,231         51,492           71,552            47,672          47,810

OTHER (INCOME) EXPENSE:
   Interest expense, net                               28,366         16,066           22,715            25,615          23,817
   Other income, net                                  (19,625)        (4,038)          (4,734)           (2,378)         (2,063)
                                                  -----------    -----------      -----------       -----------     -----------

      Total other (income) expense                      8,741         12,028           17,981            23,237          21,754
                                                  -----------    -----------      -----------       -----------     -----------

INCOME FROM CONTINUING OPERATIONS BEFORE
   INCOME TAXES                                        88,490         39,464           53,571            24,435          26,056

INCOME TAXES                                           30,463            349            4,393            10,602           8,522
                                                  -----------    -----------      -----------       -----------     -----------

INCOME FROM CONTINUING OPERATIONS
   BEFORE CUMULATIVE EFFECT OF CHANGE
   IN ACCOUNTING AND EXTRAORDINARY LOSS                58,027         39,115           49,178            13,833          17,534

INCOME FROM DISCONTINUED OPERATIONS                                                                         184           1,326
                                                  -----------    -----------      -----------       -----------     -----------

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
   IN ACCOUNTING AND EXTRAORDINARY LOSS                58,027         39,115           49,178            14,017          18,860

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING                                                                                 2,272

EXTRAORDINARY LOSS FROM EARLY
   EXTINGUISHMENT OF DEBT                               3,270          2,215            2,215             8,462             197
                                                  -----------    -----------      -----------       -----------     -----------

NET INCOME                                        $    54,757    $    36,900      $    46,963       $     5,555     $    16,391
                                                  ===========    ===========      ===========       ===========     ===========

NET INCOME APPLICABLE TO COMMON STOCK             $    54,533    $    36,672      $    46,661       $     5,251     $    16,391
                                                  ===========    ===========      ===========       ===========     ===========

NET INCOME PER COMMON SHARE:
   Income from continuing operations before
       cumulative effect of change in
       accounting and extraordinary loss          $      1.83    $      1.63      $      1.97       $      0.64     $      0.76
   Discontinued operations                                                                                 0.01            0.06
   Cumulative effect of change in accounting                                                                              (0.10)
   Extraordinary loss                                   (0.10)         (0.10)           (0.09)            (0.40)          (0.01)
                                                  -----------    -----------      -----------       -----------     -----------

   Net income                                     $      1.73    $      1.53      $      1.88       $      0.25     $      0.71
                                                  ===========    ===========      ===========       ===========     ===========

WEIGHTED AVERAGE SHARES OUTSTANDING                31,526,771     23,926,430       24,768,983        21,036,608      23,106,841
                                                  ===========    ===========      ===========       ===========     ===========



See notes to supplemental consolidated financial statements.

SUIZA FOODS CORPORATION

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994, AND NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)
(DOLLARS IN THOUSANDS)


---------------------------------------------------------------------------------------------------------------------------------
                                              PREFERRED STOCK
                                                   SERIES A                                     ADDITIONAL
                                                 8% CUMULATIVE               COMMON STOCK         PAID-IN     RETAINED
                                           ------------------------     ----------------------
                                             SHARES        AMOUNT         SHARES      AMOUNT      CAPITAL     EARNINGS     TOTAL
BALANCE, JANUARY 1, 1994                   $      --    $       --     12,316,180  $      123   $   95,549  $    8,630 $   104,302

   Issuance of common stock                                                551,964           6        7,813                  7,819

   Redemption of common stock                                               (1,250)                    (184)      (374)       (558)

   Net income                                                                                                    16,391     16,391
                                           ----------    ----------     ----------  ----------   ----------  ---------- ----------

BALANCE, DECEMBER 31, 1994                         --            --     12,866,894         129      103,178      24,647    127,954

   Issuance of common stock                                                289,208           3        5,370                  5,373

   Capital contribution                                                                               5,111                  5,111

   Stock splits                                                         10,286,455         103         (103)                    --

   Redemption of common stock and
     the exchange of preferred stock           11,875         3,800     (2,463,544)        (25)      (8,765)    (26,790)   (31,780)

   Preferred stock dividends                                                                                       (304)      (304)

   Net income                                                                                                     5,555      5,555
                                           ----------    ----------     ----------  ----------   ----------  ---------- ----------

BALANCE, DECEMBER 31, 1995                     11,875         3,800     20,979,013         210      104,791       3,108    111,909

   Issuance of common stock                                              4,480,369          45       59,599                 59,644

   Redemption of common and preferred
     stock                                       (184)          (59)      (456,559)         (5)                  (4,296)    (4,360)

   Preferred stock dividends                                                                                       (302)      (302)

   Net income                                                                                                    46,963     46,963
                                           ----------    ----------     ----------  ----------   ----------  ---------- ----------

BALANCE, DECEMBER 31, 1996                     11,691         3,741     25,002,823         250      164,390      45,473    213,854

   Issuance of common stock
     (unaudited)                                                         5,251,968          53      111,678                111,731

   Preferred stock dividends
     (unaudited)                                                                                                   (224)      (224)

   Adjustment for conforming the year-
     end of Country Fresh (unaudited)                                                                              (447)      (447)

   Net income (unaudited)                                                                                        54,757     54,757
                                           ----------    ----------     ----------  ----------   ----------  ---------- ----------

BALANCE, SEPTEMBER 30, 1997 (Unaudited)        11,691    $    3,741     30,254,791  $      303   $  276,068  $  99,559  $ 379,671
                                           ==========    ==========     ==========  ==========   ==========  ========== ==========

See notes to supplemental consolidated financial statements.

SUIZA FOODS CORPORATION

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

--------------------------------------------------------------------------------------------------------------------------------
                                                                      NINE MONTHS ENDED
                                                                         SEPTEMBER 30,             YEARS ENDED DECEMBER 31,
                                                                    ----------------------    ----------------------------------
                                                                       1997         1996         1996         1995        1994
                                                                          (UNAUDITED)                   (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                       $  54,757    $  36,900    $  46,963    $   5,555    $ 16,391
   Adjustments to reconcile net income to net cash provided
      by operating activities:
      Adjustment for conforming the year end of Country Fresh            (447)
      Income from discontinued operations                                                                       (184)     (1,326)
      Depreciation and amortization                                    34,900       22,869       31,635       30,168      28,029
      Extraordinary loss from early extinguishment of debt              3,270        2,215        2,215        8,462         197
      Merger and other nonrecurring costs                                              571          571       10,238       1,660
      Other                                                                45          253         (197)       1,383       2,160
      Deferred income taxes                                             4,291      (10,088)     (13,618)       3,095       2,967
      Changes in operating assets and liabilities, net of
       acquisitions:
         Receivables                                                    6,519      (18,552)     (10,840)      (1,515)     (4,744)
         Inventories                                                   (7,072)      (6,125)      (6,322)      (1,546)       (150)
         Prepaid expenses and other assets                             (1,712)      (1,462)        (863)       1,206       3,483
         Accounts payable and accrued expenses                          2,164       16,687       15,402        4,680       4,154
         Income taxes payable                                         (12,885)         104         (325)         336      (1,233)
                                                                    ---------    ---------    ---------    ---------    --------

           Net cash provided by continuing operations                  83,830       43,372       64,621       61,878      51,588

         Net cash used by discontinued operations                                                                         (3,403)
                                                                    ---------    ---------    ---------    ---------    --------

           Net cash provided by operating activities                   83,830       43,372       64,621       61,878      48,185
                                                                    ---------    ---------    ---------    ---------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Net additions to property, plant and equipment                     (41,413)     (23,276)     (33,794)     (27,618)    (17,946)
   Cash outflows for acquisitions                                    (451,815)     (96,041)    (256,694)      (2,425)    (65,220)
   Other                                                                 (865)         123         (359)         414         410
                                                                    ---------    ---------    ---------    ---------    --------

           Net cash used in continuing operations                    (494,093)    (119,194)    (290,847)     (29,629)    (82,756)

   Net cash provided by discontinued operations                                                                3,000      49,755
                                                                    ---------    ---------    ---------    ---------    --------

           Net cash used in investing activities                     (494,093)    (119,194)    (290,847)     (26,629)    (33,001)
                                                                    ---------    ---------    ---------    ---------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from the issuance of debt                                 446,150       89,473      270,550      181,505      67,585
   Repayment of debt                                                 (135,983)     (58,968)     (92,164)    (177,511)    (92,624)
   Payments of deferred financing, debt restructuring and
    merger costs                                                      (12,770)      (3,220)      (3,520)      (9,376)     (1,660)
   Issuance of common stock, net of expenses                          111,731       59,644       59,644        4,960       7,819
   Redemption of preferred and common stock                                         (4,304)      (4,360)     (38,491)       (558)
   Other                                                                 (224)        (228)        (302)        (304)       (596)
                                                                    ---------    ---------    ---------    ---------    --------

           Net cash provided by (used in) financing activities        408,904       82,397      229,848      (39,217)    (20,034)
                                                                    ---------    ---------    ---------    ---------    --------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       (1,359)       6,575        3,622       (3,968)     (4,850)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                         24,261       20,639       20,639       24,607      29,457
                                                                    ---------    ---------    ---------    ---------    --------

CASH AND CASH EQUIVALENTS, END OF PERIOD                            $  22,902    $  27,214    $  24,261    $  20,639    $ 24,607
                                                                    =========    =========    =========    =========    ========

See notes to supplemental consolidated financial statements.

SUIZA FOODS CORPORATION

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BUSINESS - Suiza Foods Corporation (the "Company" or "Suiza Foods") is a manufacturer and distributor of fresh milk and related dairy products, refrigerated ready-to-serve fruit drinks and coffee, refrigerated, shelf stable and frozen food products, plastic containers and packaged ice in the United States and Puerto Rico.

      On March 31, 1995, the Company became the holding company for the operations of Suiza Holdings, L.P. and subsidiaries ("Suiza-Puerto Rico"); Velda Holdings, L.P.; Velda Holdings, Inc. and subsidiaries ("Velda"); and Reddy Ice Corporation ("Reddy Ice") through the issuance of 6,313,479 shares of its common stock in exchange for all of the outstanding equity interests of these entities. The Company accounted for this combination using the pooling of interests method of accounting, whereby the assets acquired and liabilities assumed are reflected in the consolidated financial statements of the Company at the historical amounts of these entities.

      The Company and its subsidiaries provide credit terms to customers generally ranging up to 30 days, perform ongoing credit evaluations of their customers and maintain allowances for potential credit losses based on historical experience. The preparation of financial statements requires the use of significant estimates and assumptions by management; actual results could differ from these estimates. Certain prior year amounts have been reclassified to conform to current year presentation.

      BASIS OF PRESENTATION - The supplemental consolidated financial statements of Suiza Foods have been prepared to give retroactive effect for all periods presented to the mergers with Country Fresh, Inc. ("Country Fresh") and The Morningstar Group Inc. ("Morningstar") on November 25, 1997 and November 26, 1997, respectively which have been accounted for as poolings of interest (see Note 2). Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Suiza Foods after consolidated financial statements covering the date of consummation of the business combination are issued.

      FISCAL YEAR - The fiscal year of the Company ends on December 31 for all of the Company's subsidiaries except for Country Fresh, whose fiscal year for 1996, 1995 and 1994 ended on the Saturday closest to the end of February. During 1997, Country Fresh is changing its year end to conform to the Company's December 31 year-end date. Accordingly, in 1997, the interim financial data related to Country Fresh for the unaudited nine months ended September 30, 1997, reflects the conversion of Country Fresh's financial information to the same period as the rest of the Company, which has resulted in nine weeks of operations of Country Fresh included in the Company's operating results for both the unaudited nine months ended September 30, 1997, and the year ended December 31, 1996.

      PRINCIPLES OF CONSOLIDATION - The supplemental consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

      INVENTORIES - Inventories are stated at the lower of cost, the majority of which is determined using the first-in, first-out ("FIFO") method, or market. At December 31, 1996 and 1995, the cost of approximately 24% and 36%, respectively, of inventories were determined using the last-in, first-out ("LIFO") method, however, there were no material differences between the LIFO and FIFO costs of these inventories. The costs of finished goods inventories include raw materials, direct labor and indirect production and overhead costs.

      PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, as follows:

                  ASSET                                USEFUL LIFE

          Buildings and improvements                 Ten to 40 years
          Machinery and equipment                    Three to 20 years

      Capitalized lease assets are amortized over the shorter of their lease term or their estimated useful lives. Expenditures for repairs and maintenance which do not improve or extend the life of the assets are expensed as incurred.

      Intangible Assets - Intangible assets include the following intangibles which are amortized over their related useful lives:

                  INTANGIBLE ASSET                                  USEFUL LIFE

            Goodwill                                    Straight-line method over 20 to 40 years
            Identifiable intangible assets:
               Customer list                            Straight-line method over seven to ten years
               Trademarks/trade names                   Straight-line method over 10 to 40 years
               Noncompetition agreements                Straight-line method over the terms of the agreements
            Deferred financing costs                    Interest method over the terms of the related debt
            Organization costs                          Straight-line method over five years

      The Company periodically assesses the net realizable value of its intangible assets, as well as all other assets, by comparing the expected future net operating cash flows, undiscounted and without interest charges, to the carrying amount of the underlying assets. The Company would evaluate a potential impairment if the recorded value of these assets exceeded the associated future net operating cash flows. Any potential impairment loss would be measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value of assets would be measured by market value, if an active market exists, or by a forecast of expected future net operating cash flows, discounted at a rate commensurate with the risk involved.

      INTEREST RATE AGREEMENTS - Interest rate swaps, caps and floors are entered into as a hedge against interest exposure of variable rate debt. Differences between amounts to be paid or received on these interest rate agreements designated as hedges are included in interest expense as payments are made or received. Gains or losses on other agreements not designated as hedges are included in income as incurred. Amounts paid to acquire interest rate caps and amounts received for interest rate floors are amortized as an adjustment to interest expense over the life of the related agreement.

      REVENUE - Revenue is recognized when the product is shipped to the customer.

      INCOME TAXES - All of Suiza Foods' U.S. operating subsidiaries and Country Fresh's and Morningstar's subsidiaries have been included in their respective consolidated tax returns. The Company's Suiza Dairy, Suiza Fruit and Neva Plastics subsidiaries are organized as Delaware companies and are required to file separate U.S. and Puerto Rico income tax returns; however, since their operations are in Puerto Rico, they are eligible for Section 936 tax credits which may reduce or eliminate U.S. income taxes due. The Company's Garrido and Company, Inc. ("Garrido") subsidiary is organized under the laws of the Commonwealth of Puerto Rico and is only required to file a separate tax return in Puerto Rico.

      Effective January 1, 1996, substantially all of the Company's Puerto Rico operations are 90% exempt from Puerto Rico income taxes and 100% exempt from property, municipal, certain excise and other taxes, and fees pursuant to the Puerto Rico Agricultural Tax Incentives Act of 1995. Prior to this date, only the Company's Suiza Fruit and Neva Plastics subsidiaries had similar exemptions through separate tax grants in Puerto Rico. These operations are, however, subject to a 10% withholding tax on distributions from Puerto Rico to the United States.

      Prior to March 31, 1995, Suiza-Puerto Rico, Velda and Reddy Ice were separate taxpayers and income taxes were provided for in the financial statements, where applicable, based on each company's separate income tax return and tax status. As a result, since certain of Suiza-Puerto Rico's operations were organized as a partnership and Reddy Ice's operations were organized as a small business corporation under Subchapter S, no income taxes were provided in the financial statements. However, had these operations been subject to corporate income taxes, available net operating losses would have been sufficient to eliminate any corporate income taxes due.

      Deferred income taxes are provided for temporary differences in the financial statement and tax bases of assets and liabilities using current tax rates. Deferred tax assets, including the benefit of net operating loss carryforwards, are evaluated based on the guidelines for realization and may be reduced by a valuation allowance.

      CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

      INCOME PER SHARE - The Company computes income per share based on the weighted average number of common shares outstanding during the year, as adjusted for the stock splits (Note 11) and the exchange ratios for the mergers, including common equivalent shares.

      In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." This new standard requires dual presentation of basic and diluted earnings per share ("EPS") on the face of the consolidated income statement and requires a reconciliation of the numerators and denominators of the basic and diluted EPS calculations. Adoption of SFAS No. 128 is required for the Company's year ended December 31, 1997. The following table summarizes the Company's supplementary basic and diluted net income per share under the provisions of SFAS No. 128:


                             YEARS ENDED DECEMBER 31,
                   --------------------------------------------
                       1996            1995            1994

Basic              $       1.99    $        .25    $        .75
                   ============    ============    ============

Diluted            $       1.91    $        .25    $        .71
                   ============    ============    ============

      UNAUDITED INTERIM SUPPLEMENTAL FINANCIAL STATEMENTS - The Company's supplemental consolidated balance sheet as of September 30, 1997, and the supplemental consolidated statements of income, shareholders' equity and cash flows for the nine months ended September 30, 1997 and 1996, have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal, recurring adjustments) necessary to present fairly the supplemental consolidated financial position of the Company at September 30, 1997, and the supplemental consolidated results of operations and cash flows of the Company for the nine months ended September 30, 1997 and 1996, have been made. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

2.    MERGERS

      During October 1997, the Company entered into definitive agreements to merge with Country Fresh and Morningstar. On November 25, 1997, Country Fresh was merged with and into the Company, and on November 26, 1997, Morningstar was merged with and into the Company. Under the terms of the merger agreements, Suiza Foods issued 1.9 million and 13.2 million shares of common stock to the shareholders of Country Fresh and Morningstar, respectively, for all of the outstanding common stock of these companies, and .2 million and 2.9 million, respectively, of Suiza Foods replacement stock options were issued for all of the outstanding stock options of these companies.

      The table below presents a reconciliation of revenues and net income, as reported in the supplemental consolidated statement of income with those previously reported by the Company. The references to Suiza Foods in this table are to the Company's historical consolidated operating results prior to the mergers with Country Fresh and Morningstar.

                              NINE MONTHS
                                 ENDED
                             SEPTEMBER 30,
                                 1997               YEARS ENDED DECEMBER 31,
                                           -----------------------------------------
                             (UNAUDITED)       1996            1995           1994

Revenues:
   Suiza Foods              $   644,099    $   520,916    $   430,466    $   341,108
   Country Fresh                255,468        353,037        336,055        310,164
   Morningstar                  404,813        394,306        304,730        292,314
   Eliminations                  (5,286)        (7,910)        (5,818)        (4,720)
                            -----------    -----------    -----------    -----------

           Total            $ 1,299,094    $ 1,260,349    $ 1,065,433    $   938,866
                            ===========    ===========    ===========    ===========

Net income (loss):
   Suiza Foods                   32,077         25,714        (10,038)         4,048
   Country Fresh                  6,095          6,673          4,069          1,696
   Morningstar                   16,585         14,576         11,524         10,647
                            -----------    -----------    -----------    -----------

           Total            $    54,757    $    46,963    $     5,555    $    16,391
                            ===========    ===========    ===========    ===========



      Included in net income of Suiza Foods for the nine months ended September 30, 1997 and for fiscal years 1996, 1995 and 1994, are extraordinary losses from the early extinguishment of debt of $3.3 million (net of income tax benefit of $2.0 million), $2.2 million (net of income tax benefit of $.9 million), $8.5 million (net of income tax benefit of $.7 million), and $.2 million, respectively. In addition, included in net income of

      Country Fresh for fiscal year 1994 is a charge of $2.3 million (net of income tax benefit of $1.2 million) for the cumulative effect of a change in accounting for postretirement benefits other than pensions, and included in net income of Morningstar in fiscal year 1995 and 1994 is income from discontinued operations of $.2 million (net of income taxes of $.2 million) and $1.3 million (net of income taxes of $3.4 million), respectively,

3.    ACQUISITIONS

      In April 1994, Suiza Foods acquired all of the outstanding common stock of Velda Farms, Inc. The total purchase price, including related acquisition and financing costs, was approximately $54.8 million, which was funded with the net proceeds from the issuance of common stock, the proceeds from the issuance of subordinated notes, term loan and revolving credit facility advances, and preferred stock issued to the seller. In connection with the refinancing of debt at the date of the combination, the term loan, revolving credit facility advances and preferred stock were repaid.

      In July 1996, Suiza Foods acquired all of the outstanding common stock of Garrido for approximately $35.8 million, including related acquisition and financing costs, which was funded primarily by additional term loan borrowings under the Senior Credit Facility. As a result of the adoption of the Puerto Rico Agricultural Tax Incentives Act of 1995, as discussed in more detail in Note 10, the Company may be eligible for tax credits on a portion of its investment in Garrido of between $6.2 million and $8.8 million, which are dependent on the receipt of a favorable ruling on the availability of such tax credits from the Treasury Department in Puerto Rico. Should a favorable ruling on these tax credits be received, the Company will account for these tax benefits as an adjustment of the purchase price, which would result in a reduction of goodwill.

      In September 1996, Suiza Foods acquired all of the net assets of Swiss Dairy for approximately $55.1 million, including related acquisition costs, which was funded primarily by borrowings under the revolving credit and acquisition facilities of the Senior Credit Facility.

      On December 3, 1996, Morningstar acquired all of the outstanding stock of Presto Food Products, Inc. ("Presto"). The Company paid approximately $123.5 million in cash for the stock acquired and assumed approximately $37.4 million in related liabilities. Included in the assumed liabilities were approximately $3.2 million related to costs associated with the involuntary termination and/or relocation of certain employees of the acquired company. The terminated employees represent redundant and excess personnel in the operations, marketing, selling, and general and administrative areas.

      In December 1996, Suiza Foods acquired all of the net assets of Model Dairy, along with certain assets held by affiliates of the seller, for approximately $27.0 million, including related acquisition costs, which was funded primarily by borrowings under the acquisition facility of the Senior Credit Facility.

      On July 1, 1997, Suiza Foods completed the acquisition of substantially all the assets of Dairy Fresh L.P., a Delaware limited partnership ("Dairy Fresh"), for approximately $106.3 million (unaudited), including related acquisition costs. Suiza Foods financed the acquisition with borrowings under its Senior Credit Facility.

      On July 31, 1997, Suiza Foods completed the purchase of all the outstanding stock of three affiliated dairy manufacturing and distribution companies, as well as an affiliated water bottling and distribution company, and 16 affiliated plastic manufacturing companies headquartered in Franklin, Massachusetts (collectively, the "Garelick Companies"). In connection with this acquisition, the Company paid aggregate cash consideration of approximately $299.6 million (unaudited), including related acquisition costs, and issued 297,400 shares of common stock with a market value of $10.0 million (unaudited) to acquire the outstanding stock and repay existing indebtedness of the Garelick Companies. In connection with the acquisition, the purchase agreement requires the payment of a contingent purchase price based on the future performance of this operation over the next five years. At the acquisition date, Suiza Foods issued 148,700 shares of common stock into escrow for this contingent purchase price obligation, which will be subject to release to the sellers upon satisfaction of these future performance requirements and will be accounted for as an adjustment to the purchase price when this contingency is resolved. Suiza Foods financed the acquisition with borrowings under its Senior Credit Facility.

      In addition to the above acquisitions, during 1997, 1996, 1995 and 1994, Suiza Foods, Morningstar and Country Fresh acquired certain net assets of and entered into noncompetition arrangements with 29 separate ice companies, seven dairies and six food products companies for approximately $55.8 million in 1997 (unaudited), $30.4 million in 1996, $2.5 million in 1995 and $18.1 million in 1994, including costs and expenses, all of which were funded by Senior Credit Facility borrowings.

      The above acquisitions were accounted for using the purchase method of accounting as of their respective acquisition dates, and accordingly, only the results of operations of the acquired companies subsequent to their respective acquisition dates are included in the consolidated financial statements of the Company. At the acquisition date, the purchase price was allocated to assets acquired, including identifiable intangibles, and liabilities assumed based on their fair market values. The excess of the total purchase prices over the fair values of the net assets acquired represented goodwill. In connection with the acquisitions, assets were acquired and liabilities were assumed as follows (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                 -----------------------------------
                                                    1996          1995        1994
Purchase prices:
   Net cash paid                                 $ 256,694    $   2,425    $  65,257
   Notes payable and preferred stock issued            173           91        7,495
   Cash acquired in acquisitions                    14,937                       142
                                                 ---------    ---------    ---------

Total purchase prices                              271,804        2,516       72,894

Fair values of net assets acquired:
   Fair values of assets acquired                  212,112        2,317       57,090
   Liabilities assumed                             (56,676)                  (10,924)
                                                 ---------    ---------    ---------

Total net assets acquired                          155,436        2,317       46,166
                                                 ---------    ---------    ---------

Goodwill                                         $ 116,368    $     199    $  26,728
                                                 =========    =========    =========

      The following table presents unaudited pro forma results of operations of the Company as if the above 1996 acquisitions had occurred at the beginning of 1995 and the above 1997 acquisitions had occurred at the beginning of 1996 (in thousands, except per share data):

                                                     NINE MONTHS
                                                       ENDED
                                                     SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                                          ---------------------------
                                                         1997                1996             1995

Net sales                                            $ 1,583,379          $ 2,014,626     $ 1,414,443
                                                     ===========          ===========     ===========

Income from continuing operations                    $    66,989          $    62,781     $    19,876
                                                     ===========          ===========     ===========

Net income                                           $    63,719          $   60,566      $    11,598
                                                     ===========          ===========     ===========

Income per share                                     $     2.00           $      2.42     $       .55
                                                     ===========          ===========     ===========


      The unaudited pro forma results of operations are not necessarily indicative of what the actual results of operations of the Company would have been had the acquisitions occurred at the beginning of 1995 or, in the case of 1997 acquisitions, 1996, nor do they purport to be indicative of the future results of operations of the Company.

4.    INVENTORIES

                                       SEPTEMBER 30,            DECEMBER 31,
                                                        ---------------------------
                                           1997             1996             1995
                                        (UNAUDITED)             (IN THOUSANDS)

Raw materials and supplies              $    39,899     $    31,878     $    19,472
Finished goods                               36,459          27,048          15,562
                                        -----------     -----------     -----------

                                        $    76,358     $    58,926     $    35,034
                                        ===========     ===========     ===========

5.    PROPERTY, PLANT AND EQUIPMENT

                                               DECEMBER 31,
                                        ----------------------------
                                             1996             1995
                                               (IN THOUSANDS)
Land                                    $    31,071      $    24,147
Buildings and improvements                  104,337           78,865
Machinery and equipment                     254,465          196,730
                                        -----------      -----------

                                            389,873          299,742

Less accumulated depreciation              (139,149)        (118,199)
                                        -----------      -----------

                                        $   250,724      $   181,543
                                        ===========      ===========

6.    INTANGIBLE AND OTHER ASSETS

                                               DECEMBER 31,
                                        --------------------------
                                           1996            1995
                                              (IN THOUSANDS)

Goodwill                                $   256,471    $   141,000
Identifiable intangibles                     89,963         17,617
Deferred financing costs                      8,933          8,738
Deposits and other                            2,569          1,881
                                        -----------    -----------

                                            357,936        169,236

Less accumulated amortization               (18,652)       (12,634)
                                        -----------    -----------

                                        $   339,284    $   156,602
                                        ===========    ===========

7.    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                               DECEMBER 31,
                                        ---------------------------
                                            1996            1995
                                               (IN THOUSANDS)

Accounts payable                        $    82,947     $    61,207
Accrued payroll and benefits                 19,836          13,117
Accrued insurance                            10,654           9,333
Other                                        31,704          13,493
                                        -----------     -----------

                                        $   145,141     $    97,150
                                        ===========     ===========


8.    LONG-TERM DEBT


                                                 SEPTEMBER 30,             DECEMBER 31,
                                                                   ----------------------------
                                                     1997             1996              1995
                                                                         (IN THOUSANDS)
                                                  (UNAUDITED)
Senior Credit Facilities:
   Revolving loan facilities                      $    29,800      $    38,949      $    20,900
   Acquisition facilities                             235,000           69,100
   Term loans                                         485,000          295,000          175,750
Industrial development revenue bonds                   13,145           13,355           14,050
Subordinated notes                                                      36,000           51,101
Capital lease obligations and other                     3,547            3,921            4,484
                                                  -----------      -----------      -----------

                                                      766,492          456,325          266,285

Less current portion                                  (33,989)         (23,712)         (26,388)
                                                  -----------      -----------      -----------

                                                  $   732,503      $   432,613      $   239,897
                                                  ===========      ===========      ===========

      SENIOR CREDIT FACILITIES - Prior to the mergers discussed in Note 2, Suiza Foods, Morningstar and Country Fresh each maintained separate senior credit facilities with separate bank groups. These senior credit facilities provided for aggregate borrowings of $500.0 million, comprising (i) $300.0 million in term loan facilities, (ii) $110.0 million in revolving credit facilities and (iii) a $90.0 million acquisition facility. These facilities provided for variable interest rates based on either LIBOR or prime rates, plus an interest rate margin. At December 31, 1996, the interest rates on these facilities ranged from 6.95% to 7.2%.

      On November 26, 1997, the Company entered into a new credit facility with a group of lenders, including First Union National Bank of North Carolina, as administrative agent, and The First National Bank of Chicago, as syndication agent, which provide for an aggregate senior credit facility (the "Senior Credit Facility") of $1.25 billion comprised of a $550.0 million term loan facility and a $700.0 million revolving credit facility. The proceeds from this new facility were used to repay all amounts due under the separate Suiza Foods, Morningstar and Country Fresh senior credit facilities. Under the terms of the Senior Credit Facility, the term loan is amortized, on a quarterly basis, over six years in increasing amounts beginning March 31, 1998, and the revolving credit facility expires on December 31, 2003. Amounts outstanding under the Senior Credit Facility bear interest at a rate per annum equal to one of the following rates, at the Company's option: (i) a base rate equal to the higher of the Federal Funds rate plus 50 basis points or the prime rate or (ii) The London Interbank Offering Rate ("LIBOR") plus a margin that varies from 40 to 100 basis points depending on the Company's ratio of defined indebtedness to EBITDA (as defined in the Senior Credit Facility). The Company pays a commitment fee on unused amounts of the revolving credit facility that ranges from 15 to 25 basis points, based on the Company's ratio of defined indebtedness to EBITDA. Loans under the Senior Credit Facility are collateralized by substantially all the Company's assets.

      INDUSTRIAL DEVELOPMENT REVENUE BONDS - Country Fresh and Morningstar each have revenue bonds outstanding, certain of which require aggregate annual sinking fund redemptions aggregating $.7 million and are secured by irrevocable letters of credit issued by financial institutions, along with first mortgages on certain real property and equipment. Interest on the revenue bonds is due semiannually at interest rates that vary based on market conditions. At December 31, 1996, the interest rates on the revenue bonds ranged from 3.4% to 4.3%.

      SUBORDINATED NOTES - On March 31, 1995, the Company issued subordinated notes, which carried interest rates ranging from 12% to 15%, to replace certain existing subordinated notes. On April 22, 1996, the Company used $15.7 million of the net proceeds from its initial public offering to repay all the outstanding principal balances of the 15% subordinated notes, and on January 28, 1997, the Company repaid the remaining outstanding principal balances of these subordinated notes with a portion of the proceeds from the sale of common stock.

      OTHER DEBT - Other debt includes various promissory notes for the purchase of property, plant and equipment and capital lease obligations. The various promissory notes payable provided for interest at rates ranging from 7.25% to prime plus 1% and were payable in monthly installments of principal and interest until maturity, when the remaining principal balance was due. Capital lease obligations represent machinery and equipment financing obligations which are payable in monthly installments of principle and interest and are collateralized by the related assets financed.

      INTEREST RATE AGREEMENTS - The Company has interest rate derivative agreements in place that have been designated as hedges against the Company's variable interest rate exposure on its loans under the Senior Credit Facility. At December 31, 1996, the Company had interest rate derivative agreements in place, including interest rate caps and interest rate swaps, which have been designated as hedges against the

      Company's variable interest rate exposure on its loans under its various senior credit facilities. The interest rate caps have aggregate notional amounts of $74.0 million, $14.0 million of which matures in May 1997 and $60.0 million of which matures in March 2000, and caps interest on LIBOR loans at 7.5% and 8.0%, respectively, plus the applicable LIBOR margin. The interest rate swaps have aggregate notional amounts of $105.0 million and mature in December 1997 and June 1998 and fix the interest rates on LIBOR loans at approximately 6.0%, plus the applicable LIBOR margin. These derivative agreements provide hedges for senior credit facility loans by limiting or fixing the LIBOR interest rates specified in the senior credit facilities (5.6% at December 31, 1997) at the above rates until the indicated expiration dates of these interest-rate-derivative agreements. The original costs and premiums of these derivative agreements are being amortized on a straight-line basis as a component of interest expense. The Company has designated these interest rate agreements as hedges against its interest rate exposure on its variable rate loans under the senior credit facilities.

      The Company is exposed to market risk under these arrangements due to the possibility of exchanging a lower interest rate for a higher interest rate. The counterparties are major financial institutions and the risk of incurring losses related to credit risk is considered by the Company to be remote.

      DEBT COVENANTS - The Company's Senior Credit Facility and its prior facilities contain various financial and other restrictive covenants and requirements that the Company maintain certain financial ratios, including leverage (computed as the ratio of the aggregate outstanding principal amount of defined indebtedness to EBITDA, as defined), fixed charges (computed as the ratio of EBITDA to defined fixed charges), interest coverage (computed as the ratio of EBITDA to defined interest expense) and minimum net worth. The Senior Credit Facility also contains limitations on capital expenditures, investments, the payment of dividends and the incurrence of additional indebtedness and requires certain mandatory prepayments from the proceeds of certain dispositions of property.

      SCHEDULED MATURITIES - The scheduled maturities of long-term debt, which include capitalized lease obligations, at December 31, 1996, were as follows (in thousands):

                       1997                   $ 23,712
                       1998                     37,232
                       1999                     47,047
                       2000                     67,537
                       2001                     75,664
                       Thereafter              205,133
                                              --------

                                              $456,325
                                              ========



9.    LEASES

      The Company leases certain property, plant and equipment used in its operations under both capital and operating lease agreements. Such leases, which are primarily for machinery and equipment and vehicles, have lease terms ranging from one to nine years. Certain of the operating lease agreements require the payment of additional rentals for maintenance, along with additional rentals, based on miles driven or units produced. Rent expense, including additional rent, was $15.0 million, $12.5 million and $10.5 million for the years ended December 31, 1996, 1995, and 1994, respectively.

      The composition of capital leases which are reflected as property, plant and equipment in the balance sheets is as follows:

                                                                   DECEMBER 31,
                                                          ----------------------------
                                                              1996            1995
                                                          -----------      -----------
                                                                 (IN THOUSANDS)

Machinery and equipment                                   $       812      $     1,370
Less accumulated amortization                                    (366)            (415)
                                                          -----------      -----------

                                                          $       446      $       955
                                                          ===========      ===========


      Future minimum payments at December 31, 1996, under noncancelable capital and operating leases with terms in excess of one year are summarized below (in thousands):

                                                            CAPITAL        OPERATING
                                                            LEASES           LEASES
                                                          ----------       ----------
1997                                                      $      185       $    9,524
1998                                                             152            8,216
1999                                                             112            6,314
2000                                                                            5,182
2001                                                                            2,998
Thereafter                                                                      4,153
                                                          ----------       ----------

Total minimum lease payments                                     449       $   36,387
                                                                           ==========

Less amount representing imputed interest                        (27)
                                                          ----------
Present value of capitalized lease obligations            $      422
                                                          ==========

10.   INCOME TAXES

      The provisions for income taxes, excluding the tax benefits of $.9 million in 1996 and $.5 million in 1995 and tax expense of $2.2 million in 1994 applicable to the discontinued operations, the cumulative effect of the change in accounting and extraordinary losses, are as follows (in thousands):


                                                       YEAR ENDED DECEMBER 31,
                                            --------------------------------------------
                                                1996            1995             1994
                                            -----------      -----------     -----------
Current taxes payable:
   Federal                                  $    12,054      $     6,858     $     4,496
   State                                          2,047              836           1,118
Deferred income taxes                            (9,708)           2,908           2,908
                                            -----------      -----------     -----------

                                            $     4,393      $    10,602     $     8,522
                                            ===========      ===========     ===========

      The following is a reconciliation of income taxes reported in the statements of operations:

                                                                   YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                             1996           1995          1994
                                                           -------        -------       -------
                                                                       (IN THOUSANDS)

Tax expense at statutory rates                             $18,648        $ 8,317       $ 9,087
State income taxes                                           1,330          1,091           918
Tax expense (benefit) from tax-exempt earnings (losses)     (2,711)           268        (1,401)
Puerto Rico tax credits                                    (11,750)
Utilization of previously unrecognized deferred
  tax assets                                                (2,265)        (1,405)       (1,107)
Nondeductible expenses                                         486          2,314           718
Other                                                          655             17           307
                                                           -------        -------       -------
                                                           $ 4,393        $10,602       $ 8,522
                                                           =======        =======       =======

      The tax effects of temporary differences giving rise to deferred income tax assets and liabilities were:

                                            DECEMBER 31,
                                       ---------------------
                                         1996         1995
                                       --------     --------
                                          (IN THOUSANDS)

Deferred income tax assets:
 Asset valuation reserves              $  2,992      $ 1,479
 Nondeductible accruals                  10,300        9,734
 Puerto Rico tax credits                 10,076
 Net operating loss carryforwards            91        2,374
 Valuation allowance                                  (5,062)
                                       --------      -------

                                         23,459        8,525

Deferred income tax liabilities:
 Depreciation and amortization           (8,621)      (2,827)
 Foreign distributions and other           (137)        (933)
                                       --------      -------
                                         (8,758)      (3,760)
                                       --------      -------
 Net deferred income tax asset         $ 14,701      $ 4,765
                                       ========      =======

      These net deferred income tax assets are classified in the consolidated balance sheet as follows:

                                            DECEMBER 31,
                                        ----------------------
                                        1996           1995
                                        --------       --------
                                             (IN THOUSANDS)
Current assets                          $ 12,179       $ 5,659
Noncurrent assets                         11,494         2,543
Noncurrent liabilities                    (8,972)       (3,437)
                                        --------       -------
                                        $ 14,701       $ 4,765
                                        ========       =======


      In prior years, the Company had established valuation allowances for certain deferred tax assets related to net operating loss carryforwards of Morningstar created prior to its financial restructuring and net operating loss carryforwards of the Company's Suiza Dairy subsidiary in Puerto Rico, which under Puerto Rico law were only available for utilization against future taxable income of this subsidiary. Because of the continuing operating losses, the Company was unable to determine in those years that it was more likely than not that these net deferred tax assets would be realized. During 1995 and 1994, Morningstar realized $5.6 million and $4.2 million, respectively, of these deferred tax assets, which was treated as an adjustment to its purchase price related to the restructuring, and thus reduced goodwill. During 1996, the deferred tax asset related to the Puerto Rico net operating loss carryforwards and the related valuation allowance was substantially eliminated as a result of the reduction in tax rates in Puerto Rico from the Puerto Rico Agricultural Tax Incentives Act of 1995.

      In December 1995, the Commonwealth of Puerto Rico adopted the Puerto Rico Agricultural Tax Incentives Act of 1995 (the "Act"), which reduced the effective income tax rate for qualified agricultural business from 39% to 3.9% and provided for a 50% tax credit for certain "eligible investments" in qualified agricultural businesses in Puerto Rico. During 1996, the Company made investments in its Puerto Rico dairy, fruit, plastics and Garrido operations, all of which were certified as qualified agricultural businesses in Puerto Rico during 1996.

      During 1996, the Company recognized $15.75 million in tax credits related to qualifying investments in its Puerto Rico dairy subsidiary. Of this amount, the Company (i) sold $4.0 million of tax credits to third parties, resulting in a cash gain of $3.4 million (net of a discount and related expenses), which is recorded in other income, and (ii) recognized a deferred tax asset for the remainder of the tax credit in the amount of $11.75 million, resulting in a corresponding credit to tax expense. These tax credits can be used by the Company to eliminate both Puerto Rico income taxes and the 10% Puerto Rico withholding tax on distributions from the Company's Puerto Rico operations.

      In 1996, the Company did not recognize any of the potential tax credits related to its investments in its Puerto Rico fruit, plastics and coffee operations since certain rulings in 1996 by Puerto Rico tax authorities created uncertainty as to whether these investments met the eligible investment criteria of the Act and whether these additional tax credits had been earned. During the first quarter of 1997, however, the Company obtained a ruling from the Commonwealth of Puerto Rico confirming that its investments in its Suiza-Puerto Rico fruit and plastics subsidiaries qualified for the 50% tax credit. Accordingly, in March 1997, the Company recognized a nonrecurring gain of $18.1 million, net of discounts and related expenses ($11.5 million after income taxes) for earned tax credits that at March 31, 1997, it had agreed to sell to third parties; during the second quarter of 1997, the Company completed the sale of substantially all of these tax credits to the third parties.

      The Company is currently investigating whether its investment in its coffee business will qualify for additional tax credits based on recent rulings by Puerto Rico tax authorities and is awaiting a ruling from the Treasury Department in Puerto Rico on the availability of such tax credits. If the Company ultimately qualifies for such credits, it will account for these tax benefits as an adjustment of the purchase price of the coffee business, which would result in a reduction of goodwill.

11.   STOCKHOLDERS' EQUITY

      CAPITAL SHARES - Authorized capital shares of the Company include 1,000,000 shares of preferred stock with a par value of $.01 per share and 100,000,000 shares of common stock with a par value of $.01 per share.

      The rights and preferences of preferred stock are established by the Company's Board of Directors upon issuance. In connection with the Country Fresh merger, the Company issued 11,691 shares of Series A preferred stock in exchange for all the outstanding shares of Country Fresh preferred stock. The Series A preferred stock has a par value of $320 per share, bears a cumulative dividend rate of 8% and is redeemable only at the Company's option.

      On March 31, 1995, the Company issued 6,313,479 shares of common stock in exchange for all of the outstanding equity interests of Suiza-Puerto Rico, Velda and Reddy Ice, including profits interests that were granted to certain individuals as compensation for services in identifying, structuring and negotiating certain acquisitions. Immediately prior to the combination date, the existing investors fixed this profits interest by mutual agreement and exchanged equity interests among investors and these individuals. In connection with this exchange, the Company recorded a compensation expense charge to merger expense of $5.1 million, which approximated the fair value of these interests, and resulted in a capital contribution in the same amount.

      STOCK SPLITS - On February 21, 1995, the Country Fresh shareholders approved a recapitalization plan in which it converted its existing common shares into 40 shares of no par value voting common stock, redeemed 3,682,520 of these shares of common stock and converted 475,000 shares of common stock into 11,875 shares of Series A preferred stock. On February 28, 1996, Suiza Foods' Board of Directors authorized a 69 for 1 stock split in the form of a common stock dividend payable to stockholders of record on February 29, 1996. All references in the supplemental consolidated financial statements to number of common shares outstanding and per share amounts, and all references to common stock issued, stock options and related prices in the notes to the supplemental consolidated financial statements have been restated to reflect the Country Fresh recapitalization plan and Suiza Foods' stock split.

      STOCK OFFERINGS - On April 22, 1996, Suiza Foods sold 3,795,000 shares of common stock, $.01 par value per share, in an initial public offering at a price to the public of $14.00 per share. Following this offering, the Company had 10,108,479 shares of common stock issued and outstanding. The public offering provided net cash proceeds to the Company of approximately $48.6 million. Of this amount, $31.1 million was used to repay senior debt, $15.7 million was used to repay the Company's 15% subordinated notes, and $1.8 million was used to pay prepayment penalties related to the early extinguishment of the 15% subordinated notes. As a result of these transactions, the Company recorded a $2.2 million extraordinary loss from extinguishment of debt which included $1.8 million in prepayment penalties and $1.3 million for the write-off of deferred financing costs related to the repaid debt, net of a tax benefit of $0.9 million. In addition, on August 7, 1996, the Company sold 625,000 shares of its common stock at a price of $16.00 per share in a private placement to a single investor. Following the private sale, the Company had 10,739,729 shares of common stock issued and outstanding. On January 28, 1997, the Company sold 4,270,000 shares of common stock, $.01 par value per share, in a public offering at a price to the public of $22.00 per share. Following this offering, the Company had 15,011,729 shares of common stock issued and outstanding. The public offering provided net cash proceeds to the Company of approximately $89.0 million. Of this amount, $36 million was used to repay subordinated notes, and $4.3 million was used to pay prepayment penalties related to the early extinguishment of the subordinated notes, which, along with the remaining balance of unamortized deferred loan costs, have been reported as an extraordinary loss from the early extinguishment of debt during the unaudited nine-month period ended September 30, 1997. The remainder of the net proceeds were used to repay a portion of the outstanding balance of the acquisition facility of the Company's Senior Credit Facility. Had these sales of common stock occurred on January 1, 1996, the supplemental pro forma net earnings per share before extraordinary losses from the early extinguishment of debt for the year ended December 31, 1996, would have decreased by $.16 to $1.81.

      STOCK OPTION AND RESTRICTED STOCK PLANS - On March 31, 1995, Suiza Foods adopted an exchange option and restricted stock plan, whereby the outstanding stock options previously granted were converted into options to acquire 586,523 shares of common stock on substantially the same terms as the prior options. These options are exercisable at prices ranging from $.03 to $6.79 per share, which approximated the fair market value of such shares at the date of original grant. At December 31, 1996, 577,760 of such options were outstanding, of which 480,450 were exercisable at prices ranging from $.03 to $6.79 per share. The options vest ratably in five annual increments and may be exercised, to the extent vested, over the ten-year period following the award date.

      Effective March 31, 1995, Suiza Foods also adopted the Option and Restricted Stock Plan (the "Plan"), which provides for grants of incentive and nonqualified stock options and awards of restricted stock to directors and key employees of the Company or its subsidiaries of up to 1,069,500 shares, provided that no more than 379,500 shares may be awarded as restricted stock. Under the terms of the Plan, the options vest ratably over a three year period, except for options granted to outside directors, which vest immediately. The Plan also provides that the exercise price of stock options will not be less than the fair market value on the date of grant, and in the case of an incentive stock option granted to an employee owning more than 10% of the common stock on the date of grant, not less than 110% of the fair market value. On March 31, 1995, Suiza Foods' Board of Directors granted 474,375 options pursuant to the Plan at an exercise price per share of $10.51. In addition, during the remainder of 1995, Suiza Foods granted options for an additional 3,450 shares at the same exercise price per share. At December 31, 1995, 477,825 options were outstanding at an exercise price of $10.51 per share, of which 3,450 shares were exercisable. In 1996, Suiza Foods granted additional options to purchase 398,153 shares at exercise prices ranging from $12.32 to $17.50 per share. At December 31, 1996, 873,978 options were outstanding at exercise prices ranging from $10.51 to $17.50 per share, of which 739,035 shares were exercisable.

      Morningstar also had several stock-based compensation plans for its key employees and directors which provided for grants of incentive and nonqualified stock options. In connection with the merger discussed in
      Note 2, all the outstanding Morningstar options became exercisable pursuant to the change in control provisions of such options and were exchanged for Suiza Foods stock options at an exchange ratio of .85 Suiza Foods stock options for each Morningstar stock option, with the exercise prices adjusted for such exchange ratios. These replacement options, as adjusted for the exchange ratio, were exercisable at prices ranging from $3.01 to $12.06 per share, which approximated the fair market value of such shares at the date of grant and expired ten years from the date of grant. Replacement options for 1,719,719 shares were exercisable at the date of grant and replacement options for 1,081,253 shares were exercisable over a three-year period. Replacement options for 1,074,400, 94,350 and 790,500 shares were granted during 1996, 1995 and 1994, respectively. During 1996, 1995 and 1994, replacement options for 37,273, 266,444 and 538,718 shares, respectively, were exercised, and during 1995, replacement options for 96,942 were canceled. There were 1,924,495 and 887,368 of such replacement options outstanding at December 31, 1996 and 1995, respectively, of which 1,469,745 and 685,918 replacement options were exercisable at prices ranging from $3.01 to $12.06 per share.

      Country Fresh also had a stock option plan that provided for the grant of stock options to acquire common stock to officers and key employees, at an exercise price equal to the fair market value of such shares at the date of grant. The options vest ratably over seven years from the date of grant and expire 12 years from the date of grant. In connection with the merger discussed in Note 2, all the outstanding Country Fresh options became exercisable pursuant to the change in control provisions of such options and were exchanged for Suiza Foods stock options at an exchange ratio of .5454 Suiza Foods stock options for each Country Fresh stock option, with the exercise price adjusted for such exchange ratio. Replacement options, as adjusted for the exchange ratio, for 229,068 shares were granted during 1994 to a key employee at $10.08 per share. At December 31, 1996 and 1995, all these replacement options were outstanding, and replacement options for 65,448 shares were exercisable at December 31, 1996.

      The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans, and accordingly, no compensation has been recognized since stock options granted under these plans were at exercise prices which approximated market value at the grant date. Had compensation expense been determined for current period stock option grants using fair value methods provided for in SFAS No. 123, the Company's pro forma net income and net earnings per common share would have been the amounts indicated below:

                                                    YEAR ENDED DECEMBER 31,
                                                    -----------------------
                                                      1996           1995
                                                    ----------      --------
                                                         (IN THOUSANDS,
                                                       EXCEPT SHARE DATA)

Compensation cost                                  $    7,886      $    869
Net income:
  As reported                                          46,963         5,555
  Pro forma                                            42,113         5,021
Net income per share:
  As reported                                            1.88          0.25
  Pro forma                                              1.69          0.22
Stock option share data:
  Stock options granted during period               1,472,553       572,175
  Weighted average option fair value (a)           $    10.64      $   6.70


      (a) Calculated in accordance with the Black-Scholes option pricing model, using the following assumptions: expected volatility of 30% to 40%; expected dividend yield of 0%; expected option term of four to ten years and risk-free rate of returns as of the date of grant which ranged from 5.64% to 7.15% based on the yield of ten-year U.S. treasury securities.

      STOCK REDEMPTIONS - During 1996, 1995 and 1994, Country Fresh made incidental repurchases of 109, 532 and 1,250 shares, as adjusted for the exchange ratio, respectively, of its common stock in addition to the 2,267,512 shares of common stock repurchased or exchanged in 1995 pursuant to the February 21, 1995, recapitalization plan discussed above. In addition, during 1996 and 1995, Morningstar repurchased, through open market or negotiated transactions, 456,450 shares and 195,500 shares, as adjusted for the exchange ratio, respectively, of its common stock at a cost of $4.3 million and $1.8 million, respectively. These repurchased shares have been treated as effectively retired in the supplemental consolidated financial statements.

12.   EMPLOYEE RETIREMENT AND PROFIT SHARING PLANS

      The Company sponsors various defined benefit and defined contribution retirement plans, as well as various employee savings and profit sharing plans and contributes to various multi-employer pension plans on behalf of its employees. Substantially all full-time union and non-union employees who have completed one or more years of service and have met other requirements pursuant to the plans are eligible to participate in these plans. During 1996, 1995 and 1994, the Company's retirement and profit sharing plan expenses were as follows:

                                          YEAR ENDED DECEMBER 31,
                                   ------------------------------------
                                     1996           1995          1994
                                   -------        -------        ------
                                              (IN THOUSANDS)
Defined benefit plans              $1,136         $  887         $  847
Defined contribution plans          1,725          1,531          1,385
Multi-employer pension plans        2,493          1,991          1,980
                                   ------         ------         ------
                                   $5,354         $4,409         $4,212
                                   ======         ======         ======

      DEFINED BENEFIT PLANS - The benefits under the Company's defined benefit plans are based on years of service and employee compensation. The Company's funding policy is to contribute annually the minimum amount required under ERISA regulations. Plan assets consist principally of investments made with insurance companies under a group annuity contract.

      The following table sets forth the funded status of the Company's defined benefit plans and the amounts recognized in its supplemental consolidated balance sheets:


                                                                         DECEMBER 31,
                                                                  ------------------------
                                                                    1996            1995
                                                                  --------        --------
                                                                       (IN THOUSANDS)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation including vested benefit
    obligations of $11,973,482 in 1996 and $10,462,548 in 1995    $ 12,508       $ 10,943
                                                                  ========       ========
Projected benefit obligation for service rendered to date         $ 14,980       $ 12,668
Plan assets, at estimated fair value                                14,056         11,624
                                                                  --------       --------
Projected benefit obligation in excess of the plan assets              924          1,044

Unrecognized net gain from past experience and the effect of
  changes in assumptions                                             1,361          1,742
Unrecognized prior service cost                                       (874)          (938)
Unrecognized initial net obligation at December 1, 1986, and
  March 1, 1987, amortized over 19 and 16 years, respectively         (735)          (823)
Adjustment required to reflect the minimum liability                                1,232
                                                                  --------       --------
Accrued pension costs                                                  676          2,257
Less current portion                                                  (200)          (250)
                                                                  --------       --------
Long-term                                                         $    476       $  2,007
                                                                  ========       ========

      Net periodic pension costs 1996, 1995 and 1994 included the following components (in thousands):


                                                    1996           1995          1994
                                                  -------        -------       -------
Service cost-benefits earned during the year       $ 1,023       $   748       $ 724
Interest cost on projected benefit obligation          979           890         824
Actual return on plan assets                        (1,673)       (1,824)       (316)
Net amortization and deferral                          807         1,073        (385)
                                                   -------       -------       -----
                                                   $ 1,136       $   887       $ 847
                                                   =======       =======       =====


      Assumptions used in the actuarial valuations were:

                                                    1996          1995          1994
                                                   ------        ------        ------
Discount rates                                     7.50 %        7.25 %        8.25 %
Rates of increase in compensation levels           4.00          3.75          4.75
Expected long-term rate of return on assets        9.00          9.00          9.00


      DEFINED CONTRIBUTION PLANS - Certain of the Company's non-union personnel may elect to participate in savings and profit sharing plans sponsored by the Company. These plans generally provide for salary reduction contributions to the plans on behalf of the participants of between 6% and 8% of a participant's annual compensation and provide for employer matching and profit sharing contributions as determined by the Board of Directors. In addition, certain union hourly employees are participants in Company-sponsored defined contribution plans which provide for employer contributions in various amounts ranging from $19 to $35 per pay period per participant.

      MULTI-EMPLOYER PENSION PLANS - Certain of the Company's subsidiaries contribute to various multi-employer union pension plans, which are administered jointly by management and union representatives and cover substantially all full-time and certain part-time union employees who are not covered by the Company's other plans. The pension expense for these plans approximated $.2 million during 1996. The Multi-Employer Pension Plan Amendments Act of 1980 amended ERISA to establish funding requirements and obligations for employers participating in multi-employer plans, principally related to employer withdrawal from or termination of such plans. The Company could, under certain circumstances, be liable for unfunded vested benefits or other expenses of jointly administered union/management plans. At this time, the Company has not established any liabilities because withdrawal from these plans is not probable or reasonably possible.

13.   POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

      One of the Company's subsidiaries provides health care benefits to certain retirees who are covered under specific group contracts. Postretirement health care coverage on subsequent employment contracts has been eliminated; therefore, no additional employees will be eligible under current agreements for such benefits. As defined by the specific group contract, qualified covered associates may be eligible to receive major medical insurance with deductible and coinsurance provisions subject to certain lifetime maximums.

      Effective at the beginning of 1994, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Under SFAS No. 106, the Company is required to accrue the estimated cost of retiree benefit payments, other than pensions, during the employee's active service period. As permitted by SFAS No. 106, the Company elected to recognize immediately the cumulative effect of the change in accounting during 1994, which resulted in a charge for the cumulative effect of the change in accounting for postretirement benefits other than pensions of $2.3 million, net of the income tax benefit of $1.2 million. The accumulated postretirement benefit obligation amounted to $3.5 million at both December 31, 1996 and 1995, respectively, of which $3.2 million and $3.3 million, respectively, were considered long-term liabilities. Postretirement health care expense for 1996 and 1995 consisted of interest cost on the accumulated postretirement benefit obligation of $.2 million and $.3 million, respectively. The Company continues to fund the cost of these benefits as incurred, which required payments of $.3 million, $.2 million and $.1 million in 1996, 1995 and 1994, respectively.

      The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 8.58% for the year ended December 31, 1996, gradually declining at a rate of approximately 1% per year to 5.25% in 2005 and remaining at that level thereafter, and the assumed discount rate in determining the accumulated postretirement benefit obligation was 7.50%. A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit cost and the service cost plus interest cost by between approximately 8% and 9%.

14.   MERGER AND OTHER COSTS

      MERGER AND OTHER COSTS - During 1995 and 1994, the Company incurred merger and other costs of $10.2 million and $1.7 million, respectively, which consisted of the costs associated with the negotiation of the merger and preparation of related merger documents and agreements, financial consulting costs and other related costs of $8.8 million and $1.4 million in 1995 and 1994, respectively; and other non-operating costs of $1.4 million and $.3 million, respectively. During 1995, these other merger costs included a one-time $.5 million payment to cancel an existing management consulting agreement; a one-time tax cost of $1.5 million to convert the Company's Puerto Rico operating subsidiaries to United States corporations; the write-off of $.4 million in unamortized organization costs; and $5.1 million to recognize compensation expense related to the issuance of common stock in exchange for a negotiated profits interest, which resulted in a capital contribution in the same amount. Other non-operating costs included $.3 million of bank fees in 1994 related to the funding of bridge loans to repay certain indebtedness, and during 1995, $.7 million of costs associated with several uncompleted acquisitions and $.7 million of costs associated with an uncompleted debt offering. During 1996, the Company expensed non-operating costs of $.6 million in connection with fees and expenses paid to amend its Senior Credit Facility.

      DISCONTINUED OPERATIONS - In April 1994, Morningstar completed the divestiture of Velda for $48.0 million in cash and $3.0 million of preferred stock. The majority of the cash proceeds were used to pay down bank debt and to fund federal and state taxes generated by the gain on the sale. The sale of Velda concluded the divestiture of Morningstar's regional dairies, which were considered a separate segment of its business. As such, these operations have been restated and presented in the supplemental consolidated financial statements as discontinued operations. In connection with the sale, Morningstar recognized income from discontinued operations and a gain on the sale of $1.3 million, net of income taxes of $3.4 million. During 1995, the preferred stock was redeemed, resulting in an additional gain of $.2 million, net of income taxes of $.2 million, which was reflected in discontinued operations. Net sales of this discontinued operation was $38.6 million in 1994.

      EXTRAORDINARY LOSS - During 1996, 1995 and 1994, as a result of the repayment of the outstanding indebtedness, the Company expensed approximately $2.2 million (net of income tax benefit of $.9 million), $8.5 million (net of income tax benefit of $.7 million) and $.2 million, respectively, of debt issuance, legal and other costs associated with extinguishment of prior credit facilities. These amounts have been classified as an extraordinary loss in accordance with the provisions of SFAS No. 4, "Reporting Gains and Losses From the Extinguishment of Debt."

15.   SUPPLEMENTAL CASH FLOW INFORMATION

                                                                        YEAR ENDED DECEMBER 31,
                                                                ------------------------------------
                                                                 1996           1995         1994
                                                                -------        -------      -------
                                                                           (IN THOUSANDS)
Cash paid for interest                                          $21,896        $23,719      $21,939
Cash paid for taxes                                              10,477          3,199        7,075

Noncash transactions:
  Issuance of notes payable and preferred stock in
     connection with business and property acquisitions           1,993          2,301        9,147
  Distribution of investment and related debt in a bread
     bag manufacturer to shareholders of Reddy Ice                               1,534
  Compensation expense recorded as a capital contribution                        5,111
  Subordinated notes and preferred stock issued in lieu of
     interest and dividends                                         236            671          627
  Collection of receivable through redemption of common
     stock in recapitalization                                                   1,217


16.   COMMITMENTS AND CONTINGENCIES

      LITIGATION - The Company and its subsidiaries are parties, in the ordinary course of business, to certain claims and litigation. In management's opinion, the settlement of such matters is not expected to have a material impact on the consolidated financial statements.

      EMPLOYMENT AGREEMENTS - As of December 31, 1996, the Company had entered into employment agreements with certain key management personnel which provided for minimum compensation levels and incentive bonuses along with provisions for termination of benefits in certain circumstances and for certain severance payments in the event of a change in control (as defined). The Company also entered into a consulting and noncompetition arrangement with a former officer providing for monthly payments of $12,500 for services to be rendered in the future, which expires in March 1998.

17.   RELATED PARTY TRANSACTIONS

      Prior to March 31, 1995, the Company had consulting agreements with certain stockholders and affiliates requiring the payment of monthly consulting fees, plus expenses, in consideration for financial advisory and oversight services provided to it by such stockholders. These consulting agreements, which were cancelable only at the option of such stockholders over their term, were canceled in 1995. During the years ended December 31, 1995 and 1994, the Company expensed $.4 million and $.1 million, respectively, plus expenses under the provisions of these agreements, which are included in general and administrative expenses. In addition, the Company paid a stockholder and an affiliate of one of its stockholders investment banking fees totaling $1.4 million, along with related expenses, during the year ended December 31, 1994, for acquisition and financing services, which were included as part of the costs and expenses of the acquisition.

18.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      Pursuant to SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," the Company is required to disclose an estimate of the fair value of the Company's financial instruments as of December 31, 1996 and 1995. Differences between the historical presentation and estimated fair values can occur for many reasons, including taxes, commissions, prepayment penalties, make-whole provisions and other restrictions as well as the inherent limitations in any estimation technique. Due to their near-term maturities, the carrying amounts of accounts receivable and accounts payable are considered equivalent to fair value. In addition, because the interest rates on the Company's revolving credit and term loan facilities and certain other debt are variable, their fair values approximate their carrying values. Certain of the Company's long-term debt bears fixed interest rates and is privately placed with unique terms and no active market. The fair value of such long-term debt was determined by discounting future cash flows at current market yields. In addition, the Company has entered into various interest rate agreements to reduce the Company's sensitivity to changes in interest rates on its variable rate debt. The fair values of these instruments were determined based on current values for similar instruments with similar terms. The following is a summary of the asset (liability) values for both the carrying values and fair values of such instruments:

                                              DECEMBER 31,
                              -------------------------------------------------------
                                         1996                           1995
                              HISTORICAL                    HISTORICAL
                               CARRYING                      CARRYING
                                AMOUNT        FAIR VALUE      AMOUNT       FAIR VALUE
                              ----------      ----------    ----------     ----------
                                  (IN THOUSANDS)                 (IN THOUSANDS)

Fixed rate debt               $(39,921)       $(37,261)      $(55,585)      $(56,734)
Interest rate agreements                          (143)                       (1,220)

19.   BUSINESS AND GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS

      Information about the Company's operations in the Dairy and Ice businesses and in different geographic areas for the three years ended December 31, 1996, is as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------
                                                    1996            1995            1994
                                                 ----------      ----------      ---------
                                                               (IN THOUSANDS)
Net sales to unaffiliated customers:
   Dairy:
      United States                          $   992,259       $   810,520       $ 699,831
      Puerto Rico                                215,306           204,406         191,334
                                             -----------       -----------       ---------
                                               1,207,565         1,014,926         891,165

   Ice - United States                            52,784            50,507          47,701
                                             -----------       -----------       ---------
           Total                             $ 1,260,349       $ 1,065,433       $ 938,866
                                             ===========       ===========       =========
Operating income:
   Dairy:
      United States                          $    48,340       $    36,471       $  28,558
      Puerto Rico                                 16,430            14,160          12,274
                                             -----------       -----------       ---------
                                                  64,770            50,631          40,832

   Ice - United States                            11,022            10,116           8,638
   Corporate                                      (4,240)          (13,075)         (1,660)
                                             -----------       -----------       ---------
          Total                              $    71,552       $    47,672       $  47,810
                                             ===========       ===========       =========

Identifiable assets (at end of period):
   Dairy:
      United States                          $   622,376       $   326,326       $ 332,916
      Puerto Rico                                152,198           119,977         125,207
                                             -----------       -----------       ---------
                                                 774,574           446,303         458,123

   Ice - United States                            47,096            40,519          44,964
   Corporate                                      17,675             3,174
                                             -----------       -----------       ---------
           Total                             $   839,345       $   489,996       $ 503,087
                                             ===========       ===========       =========
Capital expenditures:
   Dairy                                     $    30,501       $    24,595       $  16,803
   Ice                                             3,715             3,573           1,420
   Corporate                                          78               143
                                             -----------       -----------       ---------
           Total                             $    34,294       $    28,311       $  18,223
                                             ===========       ===========       =========

Depreciation expense:
   Dairy                                     $    19,742       $    19,519       $  17,220
   Ice                                             3,115             3,263           3,301
   Corporate                                          29
                                             -----------       -----------       ---------
           Total                             $    22,886       $    22,782       $  20,521
                                             ===========       ===========       =========

20.   QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

      The following is a summary of the unaudited quarterly results of operations for the first three quarters of 1997 and for the years 1996 and 1995 (dollars in thousands, except per share data):

                                                                   QUARTER
                                            ---------------------------------------------------------
                                              FIRST          SECOND           THIRD           FOURTH
1997
Net Sales                                   $ 373,833      $ 399,660        $ 525,601              --
Gross profit                                   84,282         99,034          129,106              --
Income before extraordinary loss               20,739         17,577           19,711              --
Net income                                     17,469         17,577           19,711              --
Earnings per common share:
  Income before extraordinary loss                .69            .55              .60              --
  Net income                                      .58            .55              .60              --

1996
Net sales                                   $ 275,097      $ 289,794        $ 322,129        $ 373,329
Gross profit                                   57,634         66,212           69,518           77,932
Income before extraordinary loss                5,144         10,756           23,215           10,063
Net income                                      5,144          8,541           23,215           10,063
Earnings per common share:
  Income before extraordinary loss                .24            .44              .90              .37
  Net income                                      .24            .35              .90              .37

1995

Net sales                                   $ 255,967      $ 268,233        $ 260,435        $ 280,798
Gross profit                                   54,308         61,245           60,376           58,019
Income before extraordinary loss               (6,568)         7,142            7,905            5,354
Net Income                                    (14,336)         6,632            7,905            5,354
Earnings per common share:
  Income before extraordinary loss               (.33)           .33              .36              .24
  Net income                                     (.72)           .31              .36              .24


      Earnings per common share calculations for each of the quarters were based on the weighted average number of shares outstanding for each period, and the sum of the quarters may not necessarily be equal to the full year earnings per common share amount.

      The results for the first quarter of 1995 included $8.8 million of merger costs related to the combination along with $8.5 million of extraordinary losses from the early extinguishment of debt repaid at the combination date.

      The results for the second quarter of 1996 include $2.2 million of extraordinary losses from the early extinguishment of debt repaid with the proceeds of the Company's initial public offering.

      The results for the third quarter of 1996 include a gain on the sale of Puerto Rico tax credits of $3.4 million and a tax benefit related to the recognition of the remaining amount of such credits of $11.8 million, partially offset by $.6 million in financing costs related to the amendment of the Company's Senior Credit Facility.

      The results for the first quarter of 1997 include a gain on the sale of Puerto Rico tax credits of $18.1 million, partially offset by $3.2 million of extraordinary losses from the early extinguishment of debt repaid with the proceeds of the Company's January 1997 equity offering.

                                     ******

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

         Dated: February 18, 1998           SUIZA FOODS CORPORATION



                                            By: /s/ Tracy L. Noll
                                               -------------------------------
                                                    Tracy L. Noll
                                                    Vice President and Chief
                                                    Financial Officer

                               INDEX TO EXHIBITS

Exhibit
Number                Description
------                -----------
23.1         Consent of Deloitte & Touche, LLP